EXHIBIT 12



                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN MILLIONS)



                                              Six months ended
                                                  June 30,
                                             2001          2000
                                             ----          ----

Fixed charges:
Interest and debt expense                  $   261.5     $   299.5
One-third of rental expense                     12.8          14.1
                                           ---------     ---------
                                           $   274.3     $   313.6
                                           =========     =========

Earnings:
Net income before income taxes and
  cumulative effect of accounting
  change                                        50.3          44.0
Fixed charges                                  274.3         313.6
                                           ---------     ---------
                                           $   324.6     $   357.6
                                           =========     =========

Ratio of earnings to fixed charges              1.18          1.14


         The ratios were computed by dividing net income before income taxes, the cumulative effect of accounting change, and fixed charges, by fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.


                                       12